Exhibit 99.2
ABM Second Quarter 2013 Teleconference
Agenda 2 1 Introduction & Overview | Henrik Slipsager, CEO 2 Second Quarter 2013 Financial Review | Jim Lusk, CFO 3 Second Quarter 2013 Operational Review | Henrik Slipsager, CEO and Tracy Price, EVP 4 Fiscal 2013 Outlook | Henrik Slipsager, CEO Forward-Looking Statements and Non-GAAP Financial Information: Our discussions during this conference call will include forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company's 2012 Annual Report on Form 10-K and in our 2013 reports on Form 10-Q and Form 8-K. These reports are available on our website at http://investor.abm.com/ under "SEC Filings". A description of factors that could cause actual results to differ is also set forth at the end of this presentation. Also, the discussion during this conference call will include certain financial measures that were not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Reconciliations of those non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures can be found on the Investor Relations portion of our website at http://investor.abm.com and at the end of this presentation. 5 Questions and Answers
Second Quarter 2013 Review of Financial Results
Fiscal Q2 2013 Overview 4 Achieved revenue of $1.17 billion, up 11.0% Y-o-Y for the second quarter Improving organic growth with Janitorial and Facility Services businesses achieving 2.7% and 8.4%, respectively Reported EPS of $0.35; adjusted EPS $0.36 up 20.0% Adjusted EBITDA growth of 28.4% Integration and performance of Air Serv acquisition exceeding expectations Strong Sales activity across all services Onsite integration progressing as planned Reduced outstanding debt by $39 million Announced 189th consecutive quarterly dividend
Second Quarter Results Synthesis - Key Financial Metrics 5 Net Income Net Income of $19.3 million, or $0.35 per diluted share up 65.0% compared to $11.7 million in fiscal 2012. The increase of $7.6 million is primarily from lower operating expenses, acquisitions, and new business, partially offset by higher interest expense and taxes Adjusted EBITDA1 Adjusted EBITDA of $52.0 million was up $11.5 million or 28.4% for the quarter compared to the second quarter of fiscal 2012. Acquisitions added $7.2 million, while one less workday contributed $3.8 million to adjusted EBITDA compared to the second quarter of fiscal 2012. Cash Flow Net cash provided by operating activities was $49.3 million compared to $43.5 million net cash provided for the comparable period in 2012. 1 Reconciliation of Adjusted Income from Continuing Operations and Adjusted EBITDA in the appendix of this presentation
Select Balance Sheet Items Cash Flows from Operating Activities (in millions) Days sales outstanding (DSO) for the second quarter were 50 days DSO flat year-over-year and down 2 days sequentially 6 Insurance Claims - Balance Sheet & Claims Paid Data (in thousands) Line of Credit (in millions) OneSource Linc Air Serv/HHA
Q2 2013 Results Synthesis - Revenues Revenues of $609.2 million, up $15.8 million or 2.7% compared to 2012 Q2 Significant improvement in South Central region plus a 4% increase in tag revenue Consolidated revenues up 11.0% at $1.17 billion - A Q2 Record Janitorial Services 7 Facility Services Parking Services Security Services Building & Energy Solutions Other Revenues of $147.4 million, up $11.5 million or 8.4% compared to 2012 Q2 Growth in new business and increases in the scope of work for existing clients Revenues of $151.6 million, flat compared to 2012 Q2 Management reimbursement revenues were essentially flat at $76.2 million Revenues of $91.5 million, up $2.6 million or 3.0% compared to 2012 Q2 New client wins continue to drive solid revenue growth Revenues of $93.9 million, up $7.3 million or 8.4% compared to 2012 Q2 HHA & Calvert Jones acquisitions contributed $17.9 million Revenues of $79.8 million from Air Serv, which was acquired on November 1, 2012 Note: In the first fiscal quarter of 2013, ABM revised its reportable segments. The previous Facility Solutions segment has been separated into two new segments: Facility Services, and Building & Energy Solutions (includes energy services, government services, and the franchise network). The recently acquired HHA Services, Inc. and Calvert-Jones Company business are included in the Building & Energy Solutions segment. In addition, Building & Energy Solutions includes the results of certain investments in unconsolidated affiliates that provide facility solutions primarily to the U.S. Government. Air Serv Corporation, which was acquired in November 2012, is reported in the new segment "Other".
Q2 2013 Results Synthesis - Total Profits1 Janitorial's profit of $37.1 million, increased $3.6 million or 10.7%. A $3.8 million benefit from one less work day along with operating profit from new jobs contributed to the increase Profit for Facility Services increased 39.4% to $6.1 as a result of new business Parking's profit of $6.1 million was essentially flat from prior year comparable period Profit for Security was up by $1.1 million or 107.5% to $2.1 million from higher revenues and cost control measures Building & Energy Solutions decrease in profit of $0.1 million was due to timing and mix of projects in the Government and Energy businesses Other profit, which represents the results of the Air Serv acquisition, includes $1.6 million of amortization expense and $1.5 million of depreciation 1Excludes Corporate 8 * Not meaningful
Q2 2013 Business & Marketing Highlights On schedule with reorganized operational structure: Onsite, Mobile and On-demand. This realignment will continue during 2013 and should improve the Company's long-term growth prospects as well as provide higher margin opportunities in the future ABM Building Services selected by Orange County, VA public schools to implement energy and infrastructure upgrades Announced joint venture between ABM Government Services and Building Energy - an Italian-based power producer for solar projects ABM selected as the cleaning services partner of the O2 (owned and operated by AEG) in London Honored by Jones Lang LaSalle with Supplier of Distinction Award for collaboration Recently launched "Solve One More", program continuing to build momentum and contribute to organic revenue growth 9
Outlook
Fiscal 2013 Outlook Based on year-to-date performance and current outlook, the Company is raising guidance for fiscal 2013 to: $1.22 to $1.32 for Income from Continuing Operations per diluted share $1.40 to $1.50 for Adjusted Income from Continuing Operations per diluted share Q3 Adjusted Income from Continuing Operations will be negatively impacted by approximately $0.01 - $0.03 due to start-up costs associated with new jobs Annual depreciation and amortization expense because of recent acquisitions, is expected to increase from fiscal 2012 by approximately $19 million to $21 million Interest expense anticipated to be in the range of $14 million to $16 million Capital expenditures are expected to be in the range of $39 million to $43 million Cash taxes are expected to be in the range of $23 million to $27 million; and Effective tax rate in the range of 36 percent to 38 percent, which is an increase over fiscal 2012's effective tax rate of 32.3% 11
Forward-Looking Statement 12
Appendix - Unaudited Reconciliation of non-GAAP Financial Measures
14 Unaudited Reconciliation of non-GAAP Financial Measures
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16 Unaudited Reconciliation of non-GAAP Financial Measures